EXHIBIT (a)(1)(C)

OFFERS TO PURCHASE FOR

UP TO $550,000,000 IN CASH OF

SERIES D PREFERENCE SHARES OF XLIT LTD.

SERIES E PREFERENCE SHARES OF XLIT LTD.

NON-CUMULATIVE PREFERENCE SHARES OF CATLIN INSURANCE COMPANY LTD.

AND

5.500% SUBORDINATED NOTES OF XLIT LTD. DUE 2045

BY

XLIT LTD.

THE TENDER OFFERS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 6, 2017, UNLESS WE EXTEND THE TENDER OFFERS (SUCH TIME AND DATE AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).

WITHDRAWAL RIGHTS FOR THE OFFER RELATING TO THE 5.500% SUBORDINATED NOTES DUE 2045 (THE “2045 NOTES”) WILL TERMINATE AT 5:00 P.M., NEW YORK CITY TIME ON JUNE 20, 2017 (SUCH TIME AND DATE AS THE SAME MAY BE EXTENDED, THE “NOTES WITHDRAWAL DEADLINE”). SECURITIES TENDERED IN THE EQUITY OFFERS (AS DEFINED BELOW) MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

HOLDERS (AS DEFINED BELOW) OF 2045 NOTES MUST VALIDLY TENDER 2045 NOTES AT OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME ON JUNE 20, 2017 (THE “EARLY TENDER DATE”) TO RECEIVE THE EARLY TENDER PAYMENT AS DESCRIBED BELOW. THERE IS NO EARLY TENDER DATE OR EARLY TENDER PAYMENT FOR THE EQUITY OFFERS.

CUSIP/ISINs	Title of Securities	Acceptance Priority Level	Liquidation Preference Per Share or Principal Amount Per Note	Aggregate Liquidation Preference or Principal Amount Outstanding	Series Cap	Reference Security (a)	Offer Price
G98296109 / KYG982961099	Series D Preference Ordinary Shares of XLIT Ltd.	1	$1,000	$350,000,000	N/A	N/A	$935.00

98372P AJ7 / US98372PAJ75	Series E Preference Ordinary Shares of XLIT Ltd.	2	$1,000	$1,000,000,000	N/A	N/A	$930.00

149206 AA2 / 144A ISIN = US149206AA21 Reg S ISIN = USG1970AAA28	Non-Cumulative Preference Preferred Shares of Catlin Insurance Company Ltd.	3	$1,000	$600,000,000	N/A	N/A	$965.00

98420EAD7 / US98420EAD76	5.500% Subordinated Notes of XLIT Ltd. due 2045	4	$1,000	$500,000,000	$100,000,000	3% UST due February 15, 2047	+220bps (b)

The Dealer Managers for the Series D Offer are:

Citigroup	Wells Fargo Securities

The Dealer Managers for the Series E, CICL and 2045 Notes Offers are:

Citigroup	J.P. Morgan	Wells Fargo Securities

June 20, 2017

(a)	The Reference Security (as defined below) will be priced at 2:00 p.m., New York City time, on the Price Determination Date (as defined below), as quoted on “ FIT1” on the Bloomberg Bond Trader page.

(b)	The Offer Price (as defined below) for 2045 Notes will be equal to the Total Consideration (as defined below) for the 2045 Notes validly tendered at or prior to the Early Tender Date and accepted for purchase. The Offer Price for the 2045 Notes that are validly tendered after the Early Tender Date but prior to or at the Expiration Date and that are accepted for purchase will be equal to the Total Consideration minus the Early Tender Payment of $50 per $1,000 principal amount. We will only accept for purchase 2045 Notes up to the 2045 Notes Cap (as defined below), which may be increased or decreased in our sole discretion.

XLIT Ltd., an exempted company incorporated under the laws of the Cayman Islands (“XL-Cayman,” “we,” “us” or “our”) is offering to purchase in cash for an aggregate purchase price (as described below) of up to $550,000,000 (the “Aggregate Maximum Repurchase Amount”) our outstanding Series D Preference Ordinary Shares, par value $0.01 per share and liquidation preference $1,000.00 per share (the “Series D Shares” and such offer, the “Series D Offer”), our Series E Preference Ordinary Shares, par value $0.01 per share and liquidation preference $1,000.00 per share (the “Series E Shares” and such offer, the “Series E Offer”), non-cumulative perpetual preferred shares, par value of $0.01 per share and liquidation preference $1,000.00 per share, of Catlin Insurance Company Ltd., an exempted company incorporated under the laws of Bermuda (“Catlin-Bermuda”) (the “CICL Shares” and such offer, the “CICL Offer” and, together with the Series D Offer and the Series E Offer, the “Equity Offers”), and our 5.500% subordinated notes due 2045 (the “2045 Notes” and, together with the Series D Shares, the Series E Shares and the CICL Shares, the “Securities” and such offer, the “2045 Notes Offer”), upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended and supplemented from time to time, this “Offer to Purchase”), which constitutes the offers (the “Offers”). This Offer to Purchase amends and restates the Offer to Purchase, dated June 7, 2017, originally issued with respect to the Offers.

On the terms and subject to the conditions of the applicable Offer, we will pay the offer price (the “Offer Price”) with respect to the applicable series of Securities listed in the table on the cover page of this Offer to Purchase, plus an amount equal to accrued or declared but unpaid dividends or accrued but unpaid interest, as applicable (the “Accrued Dividends and Interest”), if applicable, up to, but not including, the date such Securities are purchased, to the tendering holder of such Securities in cash, without interest, for Securities validly tendered and not validly withdrawn. For the avoidance of doubt, the Offer Price for 2045 Notes will be equal to the Total Consideration or the Tender Offer Consideration (as defined below), as applicable. See Section 1 of this Offer to Purchase. The purchase of any series of Securities is not conditioned upon the purchase of any other series of Securities. However, our acceptance of any Securities validly tendered in any of the Offers will be subject to the Minimum Condition, the Financing Condition (each as defined below) and certain other conditions set out in Section 7, the Aggregate Maximum Repurchase Amount and the acceptance priority levels noted in the table above (the “Acceptance Priority Levels”) and may be subject to proration, each as more fully described herein. The 2045 Notes Offer will also be subject to the 2045 Notes Cap, as described below.

Acceptance Priority Levels

The Offers are subject to a Sufficient Funds Condition (as defined below) and all Securities validly tendered in an Offer having a higher Acceptance Priority Level (with “1” being the highest Acceptance Priority Level and “4” being the lowest) will be accepted before any validly tendered Securities having a lower Acceptance Priority Level are accepted. As a result, no CICL Shares or 2045 Notes will be accepted for purchase if the aggregate purchase price for the Series D Shares and Series E Shares is equal to or exceeds the Aggregate Maximum Repurchase Amount, and no 2045 Notes will be accepted for purchase if the aggregate purchase price for Series D Shares, Series E Shares and CICL Shares is equal to or exceeds the Aggregate Maximum Repurchase Amount.

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2045 Notes Offer

In addition to being subject to the Aggregate Maximum Repurchase Amount, the Acceptance Priority Levels and proration, we will only accept for purchase 2045 Notes up to a maximum aggregate purchase price of $100,000,000 (the “2045 Notes Cap”), which may be increased or decreased in our sole discretion.

The consideration (the “Total Consideration”) offered per $1,000 principal amount of 2045 Notes validly tendered at or prior to the Early Tender Date and accepted for purchase pursuant to the 2045 Notes Offer will be determined in the manner described in this Offer to Purchase by reference to the fixed spread of +220bps for the 2045 Notes (the “Fixed Spread”) plus the applicable yield to maturity, calculated in accordance with customary market practice, which excludes any Accrued Dividends and Interest (the “Reference Yield”) based on the bid-side price of the U.S. Treasury Reference Security for the 2045 Notes, the 3% UST due February 15, 2047, as quoted on FIT1 on the Bloomberg Bond Trader page (the “Reference Page”) at 2:00 p.m., New York City time, on June 21, 2017 (the “Price Determination Date”). The sum of the Fixed Spread and the Reference Yield is referred to as the “Repurchase Yield.”

Holders of any 2045 Notes that are validly tendered at or prior to the Early Tender Date and that are accepted for purchase will receive the Total Consideration. The Total Consideration, as calculated using the Fixed Spread, includes the Early Tender Payment. Holders of the 2045 Notes that are validly tendered after the Early Tender Date but prior to or at the Expiration Date and that are accepted for purchase will receive the Total Consideration minus the Early Tender Payment of $50 per $1,000 principal amount (the “Tender Offer Consideration”).

The Early Tender Date is the last time and day for holders to tender 2045 Notes in order to be eligible to receive the Total Consideration. Unlike Securities tendered in the Equity Offers, 2045 Notes tendered in the 2045 Notes Offer may not be withdrawn subsequent to the Notes Withdrawal Deadline. In addition, since the results of the Equity Offers will not be known until the Expiration Date, which may be extended, holders who tender 2045 Notes at or prior to the Early Tender Date will not know whether their 2045 Notes will be accepted for purchase in the 2045 Notes Offer until the Expiration Date and will not be able to withdraw their 2045 Notes during the period between the Early Tender Date and the Expiration Date.

Proration

If there are sufficient remaining funds pursuant to the Aggregate Maximum Repurchase Amount to purchase some, but not all of the Securities of a series, the number or amount of Securities purchased in that series may be subject to proration. In addition, the amount of 2045 Notes purchased may be subject to proration if the acceptance for purchase of 2045 Notes up to the Aggregate Maximum Repurchase Amount would result in the 2045 Notes Cap being exceeded, in which case we will purchase 2045 Notes in an amount that would not result in the aggregate purchase price for 2045 Notes exceeding the 2045 Notes Cap based on a proration factor calculated as described below.

If proration is required with respect to a particular series of Securities and proration would otherwise result in the purchase of fractional Securities, the number of Securities of such series purchased will be rounded down to the nearest $1,000 in liquidation preference or principal amount, as applicable, to avoid the purchase of fractional Securities. The proration factor shall be a fraction, expressed as a percentage, the numerator of which is the number of Securities that may be purchased of such series without exceeding the Aggregate Maximum Repurchase Amount (or the 2045 Notes Cap, as applicable)and the denominator of which is the total number of Securities of such series that have been

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validly tendered prior to the Expiration Date. Because the calculation of the proration factor is subject to the Acceptance Priority Levels, the Aggregate Maximum Repurchase Amount and, in the case of the 2045 Notes, the 2045 Notes Cap, even if all Securities of a particular series are validly tendered, the proration factor is only determinable by reference to the number of Securities that are validly tendered at higher Acceptance Priority Levels. The table in Section 6 illustrates the proration factor that would be applicable to each series of Securities and the maximum number of Securities of each series that could be accepted for purchase assuming the subscription levels of the Offers referenced in the table. See Section 6.

If the liquidation preference or principal amount, as applicable, of Securities returned to a holder as a result of proration would result in less than the minimum authorized denomination being returned to such holder, we reserve the right to accept or reject all or a portion of such holder’s validly tendered (and not withdrawn) Securities in our sole discretion, subject to applicable law. As used herein, “aggregate purchase price” and the Aggregate Maximum Repurchase Amount do not include an amount equal to the Accrued Dividends and Interest, if any, with respect to any series of Securities. Accrued Dividends and Interest with respect to any Securities accepted for purchase in any of the Offers shall be paid up to, but not including, the date such Securities are purchased.

THE OFFERS ARE SUBJECT TO CONDITIONS, INCLUDING THE FINANCING CONDITION AND THE MINIMUM CONDITION. SEE SECTION 7, WHICH SETS FORTH ALL OF THE CONDITIONS TO EACH OFFER. ANY OF THE OFFERS MAY BE AMENDED IN ANY RESPECT IN OUR SOLE DISCRETION, SUBJECT TO APPLICABLE LAW.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFERS. NONE OF THE COMPANY (AS DEFINED BELOW), XL-CAYMAN, CATLIN-BERMUDA, THEIR RESPECTIVE BOARDS OF DIRECTORS, THE DEALER MANAGERS (AS DEFINED BELOW) OR THE INFORMATION AGENT AND DEPOSITARY MAKES ANY RECOMMENDATION TO HOLDERS OF SECURITIES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SECURITIES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, INCLUDING OUR REASONS FOR MAKING THE OFFERS, BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SECURITIES IN ANY OF THE OFFERS.

The Dealer Managers for the Offers are Citigroup Global Markets Inc., J.P. Morgan Securities LLC (other than the Series D Offer) and Wells Fargo Securities, LLC (the “Dealer Managers”). You may direct questions and requests for assistance to the Dealer Managers for the relevant Offers. You may also direct questions and requests for assistance to Global Bondholder Services Corporation, the information agent and depositary (the “Information Agent and Depositary,” if acting as depositary, also the “Depositary”) for the Offers, at the contact information set forth on the back cover page of this document. You may direct requests for additional copies of this Offer to Purchase to the Information Agent and Depositary.

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IMPORTANT

The Series E Shares, CICL Shares and 2045 Notes are held in book-entry form through the facilities of The Depository Trust Company (“DTC”). The Series D Shares are held in book-entry form through the facilities of Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear,” with each of DTC, Euroclear and Clearstream, a “Covered Clearing System” and, collectively, the “Covered Clearing Systems”). Unless the context otherwise requires, all references herein to “holders” include each person who is shown on the records of a Covered Clearing System as a holder of any series of the Securities.

If your Securities are held through the facilities of DTC and you desire to tender those Securities, a participant in DTC must electronically transmit your acceptance of any of the Offers through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the applicable Offer and send an agent’s message to the Depositary, for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Depositary and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the applicable Offer and agree to be bound by the terms of that Offer, and that we may enforce such agreement against you. A tender will be deemed to have been received only when the Depositary receives (i) a duly completed agent’s message through the facilities of DTC at the Depositary’s DTC account, and (ii) confirmation of book-entry transfer of the Securities into the Depositary’s applicable DTC account. If your Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your Securities.

If your Securities are held through the facilities of Euroclear or Clearstream and you desire to tender those Securities, you need to tender by way of the submission of valid electronic tender and blocking instructions (“Tender Instructions”), in the form required by Euroclear or Clearstream, as applicable, in accordance with the procedures set forth below. To tender the Securities held through Euroclear or Clearstream, you should deliver, or arrange to have delivered on your behalf, via Euroclear or Clearstream, as applicable, and in accordance with the requirements of such Covered Clearing System, a valid Tender Instruction that is received by the Depositary prior to the Expiration Date. The tendering of the Securities held through Euroclear or Clearstream in any of the Offers will be deemed to have occurred upon receipt by the Depositary, via Euroclear or Clearstream, as applicable, of a valid Tender Instruction in accordance with the requirements of such Covered Clearing System. The receipt of such Tender Instruction by Euroclear or Clearstream, as applicable, will be acknowledged in accordance with the standard practices of such Covered Clearing System and will result in the blocking of the relevant Securities in such Covered Clearing System so that no transfers may be effected in relation to such Securities. See Section 3.

We have not authorized any person to make any recommendation on its behalf as to whether you should tender or refrain from tendering your Securities in any of the Offers. We have not authorized any person to give any information or to make any representation in connection with any of the Offers other than those contained in this Offer to Purchase. If given or made, you must not rely upon any such information or representation as having been authorized by us, the Information Agent and Depositary or the Dealer Managers. Our Board of Directors has approved the Offers. However, you must make your own decision whether to tender your Securities and, if so, how many.

We are not aware of any state where the Offeror is prohibited from making the Offers by applicable law. If we become aware of any jurisdiction where the making of any of the Offers or the acceptance of Securities pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the

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applicable law of a state, we will not make the applicable Offer to (nor will tenders be accepted from or on behalf of) the holders of Securities in that state. In any jurisdiction where the securities, blue sky or other laws require an Offer to be made by a licensed broker or dealer, that Offer shall be deemed to be made on behalf of us by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

No federal or state securities commission nor any other regulatory authority has passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful. No person has been authorized to give any information or make any representations with respect to any of the Offers other than the information and representations contained or incorporated by reference herein and, if given or made, such information or representations must not be relied upon as having been authorized.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offers to the same extent described in this Offer to Purchase. We recommend that you read this entire Offer to Purchase because it contains the full details of the Offers. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

What Securities are included in the Offers?

The Securities for which the Offers are being made, the CUSIP and/or ISIN numbers thereof, the aggregate amount outstanding, the Acceptance Priority Levels and the Offer Price applicable to the Securities are set forth in the table below.

CUSIP/ISINs	Title of Securities	Acceptance Priority Level	Aggregate Liquidation Preference or Principal Amount Outstanding	Reference Security (a)	Offer Price
G98296109 / KYG982961099	Series D Preference Ordinary Shares of XLIT Ltd.	1	$350,000,000	N/A	$935.00

98372P AJ7 / US98372PAJ75	Series E Preference Ordinary Shares of XLIT Ltd.	2	$1,000,000,000	N/A	$930.00

149206 AA2 / 144A ISIN = US149206AA21 Reg S ISIN = USG1970AAA28	Non-Cumulative Preference Preferred Shares of Catlin Insurance Company Ltd.	3	$600,000,000	N/A	$965.00

98420EAD7 / US98420EAD76	5.500% Subordinated Notes of XLIT Ltd. due 2045	4	$500,000,000	3% UST due February 15, 2047	+220bps (b)

(a)	The Reference Security will be priced at 2:00 p.m., New York City time, on the Price Determination Date, as quoted on “ FIT1” on the Bloomberg Bond Trader page.
(b)	The Offer Price for 2045 Notes will be equal to the Total Consideration for the 2045 Notes validly tendered at or prior to the Early Tender Date and accepted for purchase. The Offer Price for the 2045 Notes that are validly tendered after the Early Tender Date but prior to or at the Expiration Date and that are accepted for purchase will be equal to the Total Consideration minus the Early Tender Payment of $50 per $1,000 principal amount. We will only accept for purchase 2045 Notes up to the 2045 Notes Cap, which may be increased or decreased in our sole discretion.

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Who is offering to purchase my Securities?	We, XLIT Ltd., are offering to purchase the Securities.

What is the relationship between you and Catlin-Bermuda?	Catlin-Bermuda is an indirect wholly-owned subsidiary, and we are a direct wholly-owned subsidiary, in each case, of the Company.

What will the purchase price for the Securities be?	The purchase price for any Securities accepted for purchase in any of the Offers will be the Offer Price set forth in the table above, plus Accrued Dividends and Interest, if any. See Sections 1, 5 and 6.

How do the Aggregate Maximum Repurchase Amount and Acceptance Priority Levels work?

The Offers are subject to a Sufficient Funds Condition (as defined below) and all Securities validly tendered in an Offer having a higher Acceptance Priority Level (with “1” being the highest Acceptance Priority Level and “4” being the lowest) will be accepted before any validly tendered Securities having a lower Acceptance Priority Level are accepted. As a result, no CICL Shares or 2045 Notes will be accepted for purchase if the aggregate purchase price for the Series D Shares and Series E Shares is equal to or exceeds the Aggregate Maximum Repurchase Amount, and no 2045 Notes will be accepted for purchase if the aggregate purchase price for Series D Shares, Series E Shares and CICL Shares is equal to or exceeds the Aggregate Maximum Repurchase Amount.

We reserve the right to increase or decrease the Aggregate Maximum Repurchase Amount or the 2045 Notes Cap, subject to compliance with applicable law. There can be no assurance that we will exercise our right to increase or decrease the Aggregate Maximum Repurchase Amount or the 2045 Notes Cap.

Are there any additional considerations for the 2045 Notes?

In addition to being subject to the Aggregate Maximum Repurchase Amount, the Acceptance Priority Levels and proration, we will only accept for purchase 2045 Notes up to the 2045 Notes Cap, which may be increased or decreased in our sole discretion.

The Total Consideration offered per $1,000 principal amount of 2045 Notes validly

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tendered and accepted for purchase pursuant to the 2045 Notes Offer will be determined in the manner described in this Offer to Purchase by reference to the Fixed Spread specified on the front cover of this Offer to Purchase plus the Reference Yield based on the bid-side price of the Reference Security as quoted on the Reference Page at the Price Determination Date. The sum of the Fixed Spread and the Reference Yield is referred to as the “Repurchase Yield.”

Holders of any 2045 Notes that are validly tendered at or prior to the Early Tender Date and that are accepted for purchase will receive the Total Consideration. The Total Consideration, as calculated using the Fixed Spread, includes the Early Tender Payment. Holders of the 2045 Notes that are validly tendered after the Early Tender Date but prior to or at the Expiration Date and that are accepted for purchase will receive the Tender Offer Consideration, which is the Total Consideration minus the Early Tender Payment of $50 per $1,000 principal amount.

The Early Tender Date is the last time and day for holders of 2045 Notes in order to be eligible to receive the Total Consideration. Unlike Securities tendered in the Equity Offers, 2045 Notes tendered in the 2045 Notes Offer may not be withdrawn subsequent to the Notes Withdrawal Deadline. In addition, since the results of the Equity Offers will not be known until the Expiration Date, holders who tender 2045 Notes at or prior to the Early Tender Date will not know whether their 2045 Notes will be accepted for purchase in the 2045 Notes Offer until the Expiration Date and will not be able to withdraw their 2045 Notes during the period between the Early Tender Date and the Expiration Date.

Under what circumstances and how will the Securities be subject to proration?

If there are sufficient remaining funds pursuant to the Aggregate Maximum Repurchase Amount to purchase some, but not all of the Securities of a series, the number or amount of Securities purchased in that series may be subject to proration. In addition, the amount of 2045 Notes purchased may be subject to proration if the acceptance for purchase of 2045 Notes up to the Aggregate Maximum Repurchase Amount would result in the 2045 Notes Cap being exceeded, in which case we will purchase 2045 Notes in an amount that would not result in the aggregate purchase price for 2045 Notes exceeding the 2045 Notes Cap based on a proration factor calculated as described below.

If proration is required with respect to a particular series of Securities and proration would otherwise result in the purchase of fractional Securities, the number of Securities of such series purchased will be rounded down to the nearest $1,000 in liquidation preference or principal amount, as applicable, to avoid the purchase of fractional Securities. The proration factor shall be a fraction, expressed as a percentage, the numerator of which is the number of Securities that may be purchased of such series without exceeding the Aggregate Maximum Repurchase Amount (or the 2045 Notes Cap, as applicable) and the denominator of which is the total number of Securities of such series that have been validly tendered prior to the Expiration Date. Because the calculation of the proration factor is subject to

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the Acceptance Priority Levels, the Aggregate Maximum Repurchase Amount and, in the case of the 2045 Notes, the 2045 Notes Cap, even if all Securities of a particular series are validly tendered, the proration factor is only determinable by reference to the number of Securities that are validly tendered at higher Acceptance Priority Levels. The table in Section 6 illustrates the proration factor that would be applicable to each series of Securities and the maximum number of Securities of each series that could be accepted for purchase assuming the subscription levels of the Offers referenced in the table. See Section 6.

If the liquidation preference or principal amount, as applicable, of Securities returned to a holder as a result of proration would result in less than the minimum authorized denomination being returned to such holder, we reserve the right to accept or reject all or a portion of such holder’s validly tendered (and not withdrawn) Securities in our sole discretion, subject to applicable law. Accrued Dividends and Interest, if any, with respect to any Securities accepted for purchase in any of the Offers shall be paid up to, but not including, the date such Securities are purchased.

How will you pay for the Securities?

We intend to use cash on hand, including cash received in the New Debt Financing (as defined below), to fund the purchase price for the Securities validly tendered and accepted for purchase pursuant to the Offers.

How long do I have to tender my Securities?

You may tender your Securities until the applicable Offer expires. The Offers will expire at 5:00 P.M., New York City time, on July 6, 2017, unless we extend any of the Offers. See Section 1.

We may choose to extend any or all of the Offers for any reason, subject to applicable laws. We cannot assure you that we will extend any of the Offers or, if we do, of the length of any extension that we may provide. See Section 16.

If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is likely that it has an earlier deadline for you to act to instruct it to accept the applicable Offer on your behalf. We recommend that you contact the broker, dealer, commercial bank, trust company or other nominee to determine its deadline.

Can any of the Offers be extended, amended or terminated, and under what circumstances?	We can extend or amend any or all of the Offers. If we extend any of the Offers, we will delay the acceptance of any Securities that have been tendered. We can terminate any or all of the Offers under certain circumstances. See Sections 7 and 16.

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How will I be notified if you extend any of the Offers or if you amend the terms of any of the Offers?

We will issue a press release no later than 9:00 A.M., New York City time, on the business day after the scheduled Expiration Date if we decide to extend any of the Offers. We will announce any amendment to any of the Offers by making a public announcement of the amendment. See Section 16.

What is the purpose of the Offers?	The purpose of the Offers is to repurchase Securities.

Are there any conditions to the Offers?	Our obligation to accept and pay for Securities in any of the Offers is limited by the Aggregate Maximum Repurchase Amount and the 2045 Notes Cap, and subject to the Acceptance Priority Levels and proration, and to the satisfaction or waiver of the Minimum Condition, the Financing Condition and the General Conditions. See Section 7.

Following the Offers, will the Company continue to make SEC filings?

Yes. The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), so long as its ordinary shares remain traded on the New York Stock Exchange or the Company otherwise remains subject to the Exchange Act reporting requirements. See Section 12.

How do I tender my Securities?

The Offers will expire at 5:00 P.M., New York City time, on July 6, 2017, unless we extend any of the Offers. If Securities are held through the facilities of DTC, to tender your Securities prior to the expiration of the applicable Offer:

•        you must electronically transmit your acceptance of the applicable Offer through ATOP, which is maintained by DTC, and by which you will agree to be bound by the terms and conditions set forth in that Offer; or

•        if your Securities are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Securities through ATOP.

A tender will be deemed to be received after you have expressly agreed to be bound by the terms of the applicable Offer, which is accomplished by the transmittal of an agent’s message to the Depositary by the DTC in accordance with

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ATOP procedures. You should contact the Depositary for assistance at the contact information listed on the back cover of this Offer to Purchase. Please note that we will not purchase your Securities in any of the Offers unless the Depositary receives the required confirmation prior to the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is likely it has an earlier deadline for you to act to instruct it to accept any of the Offers on your behalf.

If Securities are held through the facilities of Euroclear or Clearstream, we will only accept tenders of such Securities by way of the submission by you of valid Tender Instructions, in the form required by Euroclear or Clearstream, as applicable, in accordance with the procedures set forth below.

To tender the Securities held through Euroclear or Clearstream, you should deliver, or arrange to have delivered on your behalf, via Euroclear or Clearstream, as applicable, and in accordance with the requirements of such Covered Clearing System, a valid Tender Instruction that is received by the Depositary prior to the Expiration Date.

The tendering of the Securities held through Euroclear or Clearstream in any of the Offers will be deemed to have occurred upon receipt by the Depositary, via Euroclear or Clearstream, as applicable, of a valid Tender Instruction in accordance with the requirements of such Covered Clearing System. The receipt of such Tender Instruction by Euroclear or Clearstream, as applicable, will be acknowledged in accordance with the standard practices of such Covered Clearing System and will result in the blocking of the relevant Securities in such Covered Clearing System so that no transfers may be effected in relation to such Securities.

We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline. See Section 3.

Once I have tendered Securities in any of the Offers, can I withdraw my tender?	Securities tendered in the 2045 Notes Offer may only be withdrawn until the Notes Withdrawal Deadline which will occur at 5:00 P.M., New York City time, on June 20, 2017. Securities tendered in the Equity Offers may be withdrawn at any time before the Expiration Date, which will occur at 5:00 P.M., New York City time, on July 6, 2017, unless we extend the applicable Offer. We cannot assure you that we will extend any of the Offers or, if we do, of the length of any extension we may provide. In addition, pursuant to Rule 13e-4(f)(2)(ii) of the Exchange Act, Securities not yet accepted for purchase may be withdrawn at any time after August 2, 2017 (40 business days after the commencement of the Offers). See Section 4.

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How do I withdraw Securities I previously tendered?	You must deliver, on a timely basis prior to the Expiration Date (or the Notes Withdrawal Deadline in respect of the 2045 Notes), a written notice of your withdrawal to the Information Agent and Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Securities to be withdrawn and the name of the registered holder of those Securities. Some additional requirements apply for Securities that have been tendered through a Covered Clearing System as set forth in Section 3.

Have you or your Board of Directors adopted a position on the Offers?	Our Board of Directors has approved the Offers. None of the Company, XL-Cayman, Catlin-Bermuda, their respective Boards of Directors, the Dealer Managers, or the Information Agent and Depositary makes any recommendation to holders of Securities as to whether to tender or refrain from tendering their Securities. You should read carefully the information in this Offer to Purchase, including our reasons for making the Offers, before making your decision whether to tender your Securities.

How will the Offers affect untendered or unpurchased Securities?	Any tendered Securities that we do not accept for purchase will be returned without expense to their tendering holder. Securities not tendered or otherwise not purchased pursuant to the Offers will remain outstanding. If any of the Offers is consummated, then the number of shares or amount that remains outstanding of each series of Securities that is purchased in the relevant Offer will be reduced. This may adversely affect the liquidity of and/or increase the volatility in the market for the Securities of such series that remain outstanding after consummation of the applicable Offer. See Section 12.

What is the market value of my Securities as of a recent date?	The Series D Shares are traded on the OTC market under the trading symbol “XLGLF” and the 2045 Notes are traded on the New York Stock Exchange (the “NYSE”) under the trading symbol “XL45.” Otherwise, there is no established trading market for the Securities. We advise you to consult your own advisors as to the value of the Securities.

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When will you pay for the Securities I tender?	For any Securities accepted for purchase in any of the Offers we will pay the Offer Price set forth in the table on the cover page of this Offer to Purchase, plus Accrued Dividends and Interest, if any. We refer to the date on which such payment is made as the “Payment Date.” See Section 5.

Will I have to pay brokerage commissions if I tender my Securities?	If you are a registered holder of Securities and you tender your Securities directly to the Depositary, you will not incur any brokerage commissions. If you hold Securities through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See Section 3.

What are the United States federal income tax consequences if I tender my Securities?	The receipt of cash from us in exchange for the Securities you tender in any of the Offers will likely be a taxable event for U.S. federal income tax purposes. See “Section 14 — U.S. Federal Income Tax Considerations.” All holders of Securities should review the discussion in Section 14 regarding U.S. federal income tax considerations and consult their tax advisors regarding the tax considerations of each of the Offers.

Will I have to pay any share transfer tax if I tender my Securities?	If you are the registered holder and you instruct the Depositary to make the payment for the Securities directly to you, then you will generally not incur any transfer taxes. See Section 5.

To whom can I talk if I have questions?

You may call the Dealer Managers for the relevant Offers with questions regarding the terms of such Offers. You may call the Information Agent and Depositary with questions regarding how to tender and/or request additional copies of the Offer to Purchase or other documents related to the Offers.

See the back cover of this Offer to Purchase for additional information about the Dealer Managers for the relevant Offers, and the Information Agent and Depositary.

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SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
OF XL GROUP LTD

The table below shows the Company’s summary consolidated historical financial information at the dates and for the periods indicated. The Company’s summary historical consolidated financial information as of and for the years ended December 31, 2016, 2015 and 2014 has been derived from the Company’s audited consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, an independent registered public auditing firm. The Company’s summary consolidated financial information as of and for the three months ended March 31, 2017 and 2016 has been derived from the Company’s unaudited interim consolidated financial statements.

The following summary consolidated historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the Company’s consolidated historical financial statements and accompanying notes, the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Form 10-K”) and the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017 (the “2017 Form 10-Q”), which are incorporated by reference in this Offer to Purchase. See Section 10 for information on where you can obtain copies of our SEC filings, including the 2016 Form 10-K and 2017 Form 10-Q.

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)	(unaudited)
	(U.S. dollars in thousands)
Income Statement Data:
Net premiums earned	$2,522,791	$2,354,610	$9,777,934	$8,226,425	$5,895,070
Net investment income	200,532	205,886	827,133	872,370	918,625
Net realized gains (losses) on investments— excluding Life Funds Withheld Assets	4,218	(8,416)	112,689	19,997	122,991
Net realized gains (losses) on investments— Life Funds Withheld Assets	34,474	32,070	149,991	209,915	(15,520)
Net unrealized gains (losses) on investments, Trading— Life Funds Withheld Assets	(1,406)	69,096	109,458	(27,734)	(9)
Net realized and unrealized gains (losses) on derivative instruments	(7,069)	(3,622)	2,521	53,123	29,886
Net realized and unrealized gains (losses) on life retrocession embedded derivative and derivative instruments— Life Funds Withheld Assets	(50,101)	(236,080)	(540,090)	(151,691)	(488,222)
Net income (loss) from investment fund affiliates	38,261	(4,579)	70,758	73,320	95,816
Fee income and other	13,661	8,262	35,692	33,201	43,630
Net losses and loss expenses incurred	1,583,456	1,382,485	6,072,835	4,766,200	3,258,393
Claims and policy benefits	7,291	4,937	28,244	115,997	242,963
Acquisition costs, operating expenses and foreign exchange gains and losses	900,571	884,829	3,674,455	3,306,891	2,041,865
Interest expense	50,711	52,303	209,763	205,215	134,106

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	Three Months Ended March 31,				Years Ended December 31,
	2017		2016		2016		2015		2014
	(unaudited)		(unaudited)
	(U.S. dollars in thousands)
Loss (Gain) on sale of subsidiary	—		—		(7,088)		—		666,423
Extinguishment of debt	—		—		—		5,592		—
Income (loss) before non-controlling interests, net income from operating affiliates and income tax expense	213,332		92,673		567,877		909,031		258,517
Income (loss) from operating affiliates	13,609		12,650		44,397		44,740		107,218
Gain on sale of operating affiliate	—		—		—		340,407		—
Preference share dividends(1)	57,970		57,464		121,868		98,721		76,743
Net income (loss) attributable to common shareholders	$152,843		$21,885		$440,968		$1,207,152		$188,340
Earnings (loss) per common share and common share equivalent – basic	$0.58		$0.07		$1.58		$4.22		$0.71
Earnings (loss) per common share and common share equivalent – diluted	$0.57		$0.07		$1.56		$4.15		$0.69
Balance Sheet Data:
Total investments— available for sale	$32,006,452		$33,843,284		$31,919,126		$33,753,898		$30,484,053
Cash and cash equivalents	3,352,651		2,820,897		3,426,988		3,256,236		2,521,814
Restricted cash	160,523		161,019		153,504		154,992		—
Investments in affiliates	2,172,611		1,953,711		2,177,645		1,708,899		1,637,620
Unpaid losses and loss expenses recoverable	5,685,623		5,374,604		5,491,297		5,262,706		3,429,368
Premiums receivable	6,746,116		6,041,000		5,522,976		4,712,493		2,473,736
Total assets	61,024,619		60,645,692		58,434,102		58,682,938		45,046,819
Unpaid losses and loss expenses	26,445,124		25,913,484		25,939,571		25,439,744		19,353,243
Future policy benefit reserves	3,520,069		4,020,602		3,506,047		4,163,500		4,707,199
Funds withheld on GreyCastle life retrocession arrangements (net of future policy benefit reserves recoverable)	954,327		998,391		998,968		914,629		1,155,016
Unearned premiums	8,581,973		8,217,539		7,293,028		7,043,358		3,973,132
Notes payable and debt	2,648,353		2,653,895		2,647,677		2,644,970		1,662,580
Shareholders’ equity	13,000,626		13,667,718		12,960,679		13,654,463		11,435,766
Book value per common share	41.61		40.83		40.98		39.61		39.31
Fully diluted tangible book value per common share(2)	32.83		32.62		32.21		31.52		36.79
Operating Ratios:
Loss and loss expense ratio(3)	62.8%		58.8%		62.2%		58.4%		57.0%
Underwriting expense ratio(4)	31.5%		33.7%		32.0%		33.6%		31.2%
Combined ratio(5)	94.3%		92.5%		94.2%		92.0%		88.2%
Ratio of earnings to fixed charges	5.0	x	3.4	x	3.5	x	9.1	x	3.2	x
Ratio of earnings to combined fixed charges and preference dividends	2.4	x	1.7	x	2.3	x	6.3	x	2.1	x

(1)	Preference share dividends represent dividends on the Series D Shares, the Series E Shares and the CICL Shares. Each of these series of preference ordinary shares represents non-controlling interests in the Company’s

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consolidated financial statements. For additional information see Item 8, Note 19, “Share Capital,” to the consolidated financial statements in the 2016 Form 10-K.

(2)	Represents a non-GAAP financial measure as discussed in Item 7, “Management’s Discussion and Analysis - Reconciliation of Non-GAAP Measures,” to the consolidated financial statements in the 2016 Form 10-K.

(3)	The loss and loss expense ratio related to the property and casualty operations is calculated by dividing the losses and loss expenses incurred by the net premiums earned for the Insurance and Reinsurance segments.

(4)	The underwriting expense ratio related to the property and casualty operations is the sum of acquisition expenses and operating expenses for the Insurance and Reinsurance segments divided by net premiums earned for the Insurance and Reinsurance segments. See Item 8, Note 3, “Segment Information,” to the consolidated financial statements in the 2016 Form 10-K, for further information.

(5)	The combined ratio related to the property and casualty operations is the sum of the loss and loss expense ratio and the underwriting expense ratio. A combined ratio under 100% represents an underwriting profit and over 100% represents an underwriting loss.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase, the documents incorporated by reference or any other written or oral statements made by us or on our behalf may include forward-looking statements that reflect our current views with respect to future events and financial performance. Such statements include forward-looking statements both with respect us in general, and to the insurance and reinsurance sectors in particular (both as to underwriting and investment matters). Statements that include the words “expect,” “estimate,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” “could” or “would” and similar statements of a future or forward-looking nature identify forward-looking statements.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. We believe that these factors include, but are not limited to, the following:

•	the continuation of downward trends in rates for property and casualty insurance and reinsurance;

•	changes in the size of our claims relating to unpredictable natural or man-made catastrophe losses, such as hurricanes, typhoons, floods, nuclear accidents or terrorism, due to the preliminary nature of some reports and estimates of loss and damage to date;

•	changes in the number of insureds and ceding companies impacted or the ultimate number and value of individual claims related to natural catastrophe events due to the preliminary nature of reports and estimates of loss and damage to date;

•	changes in the amount or type of business that we write, whether due to our actions, changes in market conditions or other factors, and the amount of premium attributable to those businesses;

•	the availability, cost or quality of ceded reinsurance, and the timely and full recoverability of such reinsurance, or other amounts due to us, or changes to our projections relating to such recoverables;

•	actual loss experience from insured or reinsured events and the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than we anticipated;

•	increased competition on the basis of pricing, capacity, coverage terms or other factors, such as the increased inflow of third-party capital into reinsurance markets, which could harm our ability to maintain or increase our business volumes or profitability;

•	greater frequency or severity of claims and loss activity than our underwriting, reserving or investment practices anticipate based on historical experience or industry data;

•	the impact of changes in the global financial markets, such as the effects of inflation on our business including on pricing and reserving, changes in interest rates, credit spreads and foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of our investments, future financing activities and access to such markets, our ability to pay claims or our general financial condition;

•	our ability to successfully implement our business strategy;

•	our ability to successfully attract and raise additional third party capital for existing or new investment vehicles;

•	changes in credit ratings or rating agency policies or practices, which could trigger cancellation provisions in our assumed reinsurance agreements or impact the availability of our credit facilities;

•	the potential for changes to methodologies, estimations and assumptions that underlie the valuation of our financial instruments that could result in changes to investment valuations;

•	changes to our assessment as to whether it is more likely than not that we will be required to sell, or have the intent to sell, available-for-sale (“AFS”) fixed maturity securities before their anticipated recovery;

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•	unanticipated constraints on our liquidity, including the availability of borrowings and letters of credit under our credit facilities, that may inhibit our ability to support our operations, including our ability to underwrite policies and pay claims;

•	the ability of our subsidiaries to pay dividends to XL Group Ltd. (the “Company”), us or Catlin-Bermuda;

•	changes in regulators or regulations applicable to our brokers or customers or to us, such as changes in regulatory capital balances that our operating subsidiaries must maintain;

•	the effects of business disruption, economic contraction or economic sanctions due to unpredictable global political and social conditions such as war, terrorism or other hostilities, cyber-attacks or pandemics;

•	the actual amount of new and renewal business and acceptance of our products and services, including new products and services and the materialization of risks related to such products and services;

•	changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers;

•	bankruptcies or other financial concerns of companies insofar as they affect P&C insurance and reinsurance coverages or claims that we may have as a counterparty;

•	the loss of key personnel;

•	the effects of mergers, acquisitions and divestitures, including our ability to modify our internal control over financial reporting, changes to our risk appetite and our ability to realize the strategic value or financial benefits expected, in each case, as a result of such transactions;

•	changes in general economic conditions, including the political, monetary, economic and operational impacts of the “Brexit” referendum held on June 23, 2016 in which the U.K. electorate voted to withdraw from the EU, new or continued sovereign debt concerns in Euro-Zone countries or emerging markets such as Brazil or China, or governmental actions for the purpose of stabilizing financial markets;

•	changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof;

•	judicial decisions and rulings, new theories of liability or emerging claims coverage issues, legal tactics and settlement terms;

•	the effects of climate change (such as changes to weather patterns, sea levels or temperatures) on our business, which our modeling or risk management practices may not adequately address due to the uncertain nature of climate change; and

•	the other factors set forth in the documents incorporated by reference, which are on file with the Securities and Exchange Commission (“SEC”). See Section 10. Certain Information Concerning the Company.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere. We undertake no obligation to update publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

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INTRODUCTION

To the holders of our Securities:

We invite the holders of the Series D Shares, $0.01 par value per share and liquidation preference $1,000.00 per share, Series E Shares, $0.01 par value per share and liquidation preference $1,000.00 per share, CICL Shares, $0.01 par value per share and liquidation preference $1,000.00 per share, and 2045 Notes to tender their Securities for purchase by us. Upon the terms and subject to the conditions set forth in this Offer to Purchase, which, as it may be amended and supplemented from time to time, constitutes each of the Offers, we are offering to purchase the 350,000 outstanding Series D Shares, 1,000,000 outstanding Series E Shares, 600,000 outstanding CICL Shares, and $500,000,000 outstanding aggregate principal amount of 2045 Notes, in an aggregate amount for all the Offers that will not result in an aggregate purchase price therefor that exceeds the Aggregate Maximum Repurchase Amount and, with respect to the 2045 Notes, would not result in the aggregate purchase price for the 2045 Notes exceeding the 2045 Notes Cap. The purchase price for any Securities accepted for purchase in any of the Offers will be the Offer Price set forth in the table on the cover page of this Offer to Purchase, plus Accrued Dividends and Interest, if any. Our acceptance of any Securities validly tendered in any of the Offers will be subject to the Aggregate Maximum Repurchase Amount and the 2045 Notes Cap and the Acceptance Priority Levels, as well as the other terms and conditions described herein, including proration.

The Offers will expire at 5:00 P.M., New York City time, on July 6, 2017, unless extended. We may extend the period of time in which any of the Offers will remain open. We will pay for all validly tendered and not validly withdrawn Securities promptly after the Expiration Date.

We will pay the Offer Price, plus an amount equal to Accrued Dividends and Interest, if any, with respect to any Securities accepted for purchase in any of the Offers up to, but not including, the date such Securities are purchased. Tendering holders of Securities whose Securities are registered in their own names and who tender directly to Global Bondholder Services Corporation, the depositary for the Offers, through the applicable Covered Clearing System will not be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of the Securities by us under any of the Offers. If you own your Securities through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your Securities on your behalf, that person may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Each of the Offers is subject to certain conditions. See Section 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFERS. NONE OF THE COMPANY, XL-CAYMAN, CATLIN-BERMUDA, THEIR RESPECTIVE BOARDS OF DIRECTORS, THE DEALER MANAGERS OR THE INFORMATION AGENT AND DEPOSITARY MAKES ANY RECOMMENDATION TO HOLDERS OF SECURITIES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SECURITIES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, INCLUDING OUR REASONS FOR MAKING THE OFFERS, BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SECURITIES IN ANY OF THE OFFERS. SEE SECTION 2.

As of June 6, 2017, there were 350,000 Series D Shares, 1,000,000 Series E Shares, 600,000 CICL Shares and $500,000,000 aggregate principal amount of the 2045 Notes issued and outstanding. The Series D Shares are traded on the OTC market under the trading symbol “XLGLF” and the 2045 Notes are traded on the NYSE under the trading symbol “XL45.” There is no established trading market

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for the Series E Shares or the CICL Shares. We advise you to consult your own advisors as to the value of the Securities.

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THE OFFERS

Section 1. General.

Upon the terms and subject to the conditions of each of the Offers, we will purchase the Securities in an amount that will not result in an aggregate purchase price therefor that exceeds the Aggregate Maximum Repurchase Amount of $550,000,000 and, with respect to the 2045 Notes, would not result in an aggregate purchase price for the 2045 Notes exceeding the 2045 Notes Cap of $100,000,000, as are validly tendered and not validly withdrawn in accordance with Section 4, before the scheduled Expiration Date of the applicable Offer, at the Offer Price, plus Accrued Dividends and Interest, if any, with respect to any Securities accepted for purchase in any of the Offers up to, but not including, the date such Securities are purchased. Our acceptance of any Securities validly tendered in any of the Offers will be subject to the Acceptance Priority Levels and may be subject to proration. See Section 6.

The term “Expiration Date” means at 5:00 P.M., New York City time, on July 6, 2017, unless and until we shall have extended the period of time during which any of the Offers will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the applicable Offer, as so extended by us, shall expire. We will pay for all validly tendered and not validly withdrawn Securities on the Payment Date. See Section 16 for a description of our right to extend, delay, terminate or amend any of the Offers.

If we materially change any of the Offers or information concerning any of the Offers, including if we waive a material condition hereunder, we will extend the applicable Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act.

For the purposes of each of the Offers, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

Section 2. Purpose of the Offers.

The Offers.

The purpose of the Offers is to repurchase Securities. We will only accept for purchase the Securities validly tendered (and not validly withdrawn) in an amount that will not result in an aggregate purchase price therefor that exceeds the Aggregate Maximum Repurchase Amount and, with respect to the 2045 Notes, would not result in the aggregate purchase price for the 2045 Notes exceeding the 2045 Notes Cap, upon the terms and subject to the conditions of the applicable Offer.

General.

Our Board of Directors has approved the Offers. None of the Company, XL-Cayman, Catlin-Bermuda, their respective Boards of Directors, the Dealer Managers or the Information Agent and Depositary makes any recommendation to holders of Securities as to whether to tender or refrain from tendering their Securities. Holders of Securities should carefully evaluate all information in each of the Offers, should consult their own investment and tax advisors, and should make their own decisions about whether to tender Securities, and, if so, how many Securities to tender.

We will retire the Securities we acquire pursuant to any of the Offers.

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Section 3. Procedures for Tendering Securities.

Series D Shares and Series E Shares may be tendered and accepted for payment only in $1,000 liquidation preference amounts. CICL Shares may be tendered and accepted for payment only in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. 2045 Notes may be tendered and accepted for payment only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Securities of a given series must continue to hold their Securities of that series in at least the applicable minimum authorized denomination. As there is no Letter of Transmittal in connection with the Offers, holders must follow the procedures set forth below in order to tender Securities in the Offers.

DTC.

If you desire to tender Securities, a DTC participant must electronically transmit your acceptance of the applicable Offer through DTC’s ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of that Offer and send an agent’s message to the Depositary, for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Depositary and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the applicable Offer and agree to be bound by the terms of that Offer, and that we may enforce such agreement against you. A tender will be deemed to have been received only when the Depositary receives (i) a duly completed agent’s message through the facilities of DTC at the Depositary’s DTC account, and (ii) confirmation of book-entry transfer of the Securities into the Depositary’s applicable DTC account.

If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is likely it has an earlier deadline for you to act to instruct it to accept the applicable Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.

We recommend that investors who hold Securities through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender Securities through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary.

Book-Entry Delivery. The Depositary will establish an account with respect to the Securities for purposes of the Offers at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a DTC participant may make book-entry delivery of the Securities by causing DTC to transfer Securities into the Depositary’s account in accordance with DTC’s procedures for transfer. Although DTC participants may effect delivery of Securities into the Depositary’s account at DTC, such deposit must be accompanied by a message that has been transmitted to the Depositary through the facilities of DTC (“agent’s message”).

Method of Delivery. The method of delivery of any required documents, is at the election and risk of the tendering holder of Securities. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, validly insured. Delivery of any required documents to DTC does not constitute delivery to the Depositary.

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Euroclear or Clearstream.

We will only accept tenders of Securities held through Euroclear or Clearstream by way of the submission by you of valid electronic Tender Instructions, in the form required by Euroclear or Clearstream, as applicable, in accordance with the procedures set forth below.

To tender the Securities held through Euroclear or Clearstream, you should deliver, or arrange to have delivered on your behalf, via Euroclear or Clearstream, as applicable, and in accordance with the requirements of such Covered Clearing System, a valid Tender Instruction that is received by the Depositary prior to the Expiration Date.

You are advised to check with any bank, securities broker or other intermediary through which you hold your Securities whether such intermediary would require to receive instructions to participate in, or revoke their instruction to participate in, the applicable Offer before the deadlines specified in this Offer to Purchase. The deadlines set by Euroclear and Clearstream for the submission and revocation of Tender Instructions will also be earlier than the relevant deadlines specified in this Offer to Purchase.

The tendering of the Securities held through Euroclear or Clearstream in any of the Offers will be deemed to have occurred upon receipt by the Depositary, via Euroclear or Clearstream, as applicable, of a valid Tender Instruction in accordance with the requirements of such Covered Clearing System. The receipt of such Tender Instruction by Euroclear or Clearstream, as applicable, will be acknowledged in accordance with the standard practices of such Covered Clearing System and will result in the blocking of the relevant Securities in such Covered Clearing System so that no transfers may be effected in relation to such Securities.

You must take the appropriate steps through Euroclear or Clearstream, as applicable, so that no transfers may be effected in relation to such blocked Securities at any time after the date of submission of such Tender Instruction, in accordance with the requirements of Euroclear or Clearstream, as applicable, and the deadlines required by such Covered Clearing System. By blocking such Securities in Euroclear or Clearstream, each person who is shown in the records of such Covered Clearing System as a holder of a particular liquidation preference or principal amount, as applicable, of the Securities (“Direct Participant”) will be deemed to consent to Euroclear or Clearstream, as applicable, providing details concerning your identity to us, the Depositary and the Dealer Managers.

Only Direct Participants may submit Tender Instructions. Each holder or beneficial owner of Securities that is not a Direct Participant must arrange for the Direct Participant through which it holds the relevant Securities to submit a Tender Instruction on its behalf to Euroclear or Clearstream, as applicable, by the deadlines specified by such Covered Clearing System.

Our acceptance for payment of Securities tendered under the applicable Offer will constitute a binding agreement between you and us upon the terms and conditions of the applicable Offer described in the Offers.

The receipt of a Tender Instruction by Euroclear or Clearstream, as applicable, will constitute instructions to debit the securities account of the relevant Direct Participant on the applicable date of purchase in respect of all Securities that you have validly tendered in the applicable Offer, where such Securities are accepted for purchase by us, upon receipt by such Covered Clearing System of an instruction from the Information Agent and Depositary to receive such Securities for our account and against credit of the relevant amount in cash from us equal to the applicable Offer Price, plus an amount equal to Accrued Dividends and Interest, if any, for such Securities, subject to the automatic revocation of those instructions on the Expiration Date of the applicable Offer (including where such Securities are not

25

accepted for purchase by us) or the valid withdrawal of such Tender Instruction as described in Section 4 below.

Return of Withdrawn Securities. In the event of proper withdrawal of tendered Securities, the Depositary will credit the Securities to the appropriate account maintained by the tendering holder of Securities at DTC without expense to such holder.

Any tendered Securities that we do not accept for purchase will be returned without expense to their tendering holder. Securities not tendered or otherwise not purchased pursuant to the Offers will remain outstanding. If any of the Offers is consummated, then the number of shares or aggregate liquidation amount that remains outstanding of each series of Securities that is purchased in the relevant Offer will be reduced. This may adversely affect the liquidity of and/or increase the volatility in the market for the Securities of such series that remain outstanding after consummation of the applicable Offer. See Section 12.

Determination of Validity; Rejection of Securities; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Securities, and its determination will be final and binding on all parties, provided, however, that our determination may be challenged in a court of competent jurisdiction. We reserve the right to reject any or all tenders of any Securities that it determines are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular Securities or any particular holder of Securities, and our interpretation of the terms of any of the Offers will be final and binding on all parties, provided, however, that our determination may be challenged in a court of competent jurisdiction. No tender of Securities will be deemed to have been validly made until the holder of Securities cures, or we waive, all defects or irregularities. None of the Company, XL-Cayman, Catlin-Bermuda, the Information Agent and Depositary, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Holder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.

A tender of Securities under the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the applicable Offer, as well as the tendering holder’s representation and warranty to us that (i) such holder of Securities has the full power and authority to tender, sell, assign and transfer the tendered Securities and (ii) when the same are accepted for payment by us, it will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, changes and encumbrances and not subject to any adverse claims.

A tender of Securities made pursuant to any method of delivery set forth herein will constitute the tendering holder’s acceptance of the terms and conditions of the applicable Offer, as well as the tendering holder’s representation and warranty to us that (i) such holder has a “net long position” in a number of Securities or Equivalent Securities (as defined below) at least equal to the Securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of Securities complies with Rule 14e-4.

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Securities for such person’s own account unless, at the time of tender and at the end of the proration period or period during which Securities are accepted by lot, such person has a “net long position” (i.e., more Shares held in long positions than in short positions) in (1) a number of Securities that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Securities for the purpose of tendering to us within the period specified in the Offer or

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(2) other securities immediately convertible into, exercisable for or exchangeable into a number of Securities (“Equivalent Securities”) that are equal to or greater than the number of Shares tendered and, upon the acceptance of such tender will acquire such Securities by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the applicable Offer and will deliver or cause to be delivered such Securities so acquired for the purpose of tender to us within the period specified in the applicable Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Our acceptance for payment of Securities tendered under any of the Offers will constitute a binding agreement between the tendering holder of Securities and us upon the terms and conditions of the applicable Offer.

Section 4. Withdrawal Rights.

Securities tendered in the 2045 Notes Offer may only be withdrawn until the Notes Withdrawal Deadline which will occur at 5:00 P.M., New York City time, on June 20, 2017. Securities tendered in the Equity Offers may be withdrawn at any time before the Expiration Date, which will occur at 5:00 P.M., New York City time, on July 6, 2017, unless we extend any of the Offers.

In addition, pursuant to Rule 13e-4(f)(2)(ii) of the Exchange Act, Securities not yet accepted for purchase may be withdrawn at any time after August 2, 2017 (40 business days after the commencement of the Offers).

For a withdrawal to be effective, the Information Agent and Depositary must receive, prior to the Expiration Date (or the Notes Withdrawal Deadline in respect of the 2045 Notes), a written notice of withdrawal at the Information Agent and Depositary’s address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering holder of Securities, the number of Securities that the holder of Securities wishes to withdraw, the name of the registered holder of the Securities and any applicable custodian or broker information.

Any notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Securities and must otherwise comply with DTC’s procedures. We will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in our sole discretion, and such determination will be final and binding, provided, however, that our determination may be challenged in a court of competent jurisdiction. None of us, the Information Agent and Depositary, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

For a withdrawal of the Securities tendered through Euroclear or Clearstream to be effective, you must submit an electronic withdrawal instruction in accordance with the requirements of Euroclear or Clearstream, as applicable, and the deadlines required by that Covered Clearing System in order to unblock the tendered Securities. To be valid, such instruction must specify the Securities to which the original Tender Instruction related, the securities account to which such Securities are credited and any other information required by Euroclear or Clearstream, as applicable.

A holder of Securities may not rescind a withdrawal and we will deem any Securities that a holder of Securities validly withdraws not validly tendered for purposes of the applicable Offer, unless the holder of Securities validly re-tenders the withdrawn Securities before the Expiration Date by following one of the procedures described in Section 3.

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Section 5. Purchase of Securities and Payment of Purchase Price.

Upon the terms and subject to the conditions of the applicable Offer, on the Payment Date, we will accept for payment and pay for, and thereby purchase, Securities validly tendered and not validly withdrawn prior to the Expiration Date (or the Notes Withdrawal Deadline in respect of the 2045 Notes).

For purposes of each of the Offers, we will be deemed to have accepted for payment, and therefore purchased, Securities that are validly tendered and are not validly withdrawn, only when, as and if it gives oral or written notice to the Depositary of its acceptance of the Securities for payment under the applicable Offer.

Upon the terms and subject to the conditions of the applicable Offer, on the Payment Date, we will accept for payment the Securities, if validly tendered and not validly withdrawn, and pay the purchase price in an amount that will not result in an aggregate purchase price that exceeds that Aggregate Maximum Repurchase Amount and, with respect to the 2045 Notes, would not result in an aggregate purchase price for the 2045 Notes exceeding the 2045 Notes Cap. The purchase price for any Securities accepted for purchase in any of the Offers will be the Offer Price set forth in the table on the cover page of this Offer to Purchase, plus Accrued Dividends and Interest, if any.

The amount of Accrued Dividends and Interest, if any, with respect to any Securities accepted for purchase in the applicable Offer up to, but not including, the date such Securities are purchased will be calculated pursuant to the terms of each series of Securities.

We will pay for Securities that we purchase in the Offers by depositing the aggregate purchase price for these Securities with the applicable Covered Clearing System, which will act as agent for tendering holders of Securities for the purpose of receiving payment from us and transmitting payment to the tendering holders of Securities.

We will pay all transfer taxes, if any, payable on the purchase of its Securities in any of the Offers. If, however, payment of the purchase price is to be made to any person other than the registered holder, then the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the transfer taxes, or exemption therefrom, is submitted.

Section 6. Aggregate Maximum Repurchase Amount; Acceptance Priority Levels; Proration; 2045 Notes Offer.

The Aggregate Maximum Repurchase Amount is $550,000,000. The amount of each series of Securities that is purchased in each of the Offers will be determined in accordance with the Acceptance Priority Levels. The Offers are subject to a Sufficient Funds Condition (as defined below) and all Securities validly tendered in an Offer having a higher Acceptance Priority Level (with “1” being the highest Acceptance Priority Level and “4” being the lowest) will be accepted before any validly tendered Securities having a lower Acceptance Priority Level are accepted. As a result, no CICL Shares or 2045 Notes will be accepted for purchase if the aggregate purchase price for the Series D Shares and Series E Shares is equal to or exceeds the Aggregate Maximum Repurchase Amount, and no 2045 Notes will be accepted for purchase if the aggregate purchase price for Series D Shares, Series E Shares and CICL Shares is equal to or exceeds the Aggregate Maximum Repurchase Amount.

Assuming all of the Offers are fully subscribed as of the Expiration Date, all 350,000 of the outstanding Series D Shares could be purchased and the maximum number of Series E Shares that could be purchased without exceeding the Aggregate Maximum Repurchase Amount would be 239,516 shares.

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Assuming all of the Offers (excluding the Series D Offer) are fully subscribed as of the Expiration Date, the maximum number of Series E Shares that could be purchased without exceeding the Aggregate Maximum Repurchase Amount would be 591,397 shares. Assuming all of the Offers (excluding the Series D Offer and the Series E Offer) are fully subscribed as of the Expiration Date, the maximum number of CICL Shares that could be purchased without exceeding the Aggregate Maximum Repurchase Amount would be 569,948 shares. Assuming only 2045 Notes are tendered in the Offers, the maximum principal amount of 2045 Notes that could be purchased (based on an estimate of pricing as of the date of this Offer to Purchase) without exceeding the 2045 Notes Cap would be approximately $93.9 million principal amount of 2045 Notes.

In addition to being subject to the Aggregate Maximum Repurchase Amount, the Acceptance Priority Levels and proration, we will only accept for purchase 2045 Notes up to the 2045 Notes Cap of $100,000,000, which may be increased or decreased in our sole discretion.

If there are sufficient remaining funds pursuant to the Aggregate Maximum Repurchase Amount to purchase some, but not all of the Securities of a series, the number or amount of Securities purchased in that series may be subject to proration. In addition, the amount of 2045 Notes purchased may be subject to proration if the acceptance for purchase of 2045 Notes up to the Aggregate Maximum Repurchase Amount would result in the 2045 Notes Cap being exceeded, in which case we will purchase 2045 Notes in an amount that would not result in the aggregate purchase price for 2045 Notes exceeding the 2045 Notes Cap based on a proration factor calculated as described below.

If proration is required with respect to a particular series of Securities and proration would otherwise result in the purchase of fractional Securities, the number of Securities of such series purchased will be rounded down to the nearest $1,000 in liquidation preference or principal amount, as applicable, to avoid the purchase of fractional Securities. The proration factor shall be a fraction, expressed as a percentage, the numerator of which is the number of Securities that may be purchased of such series without exceeding the Aggregate Maximum Repurchase Amount (or the 2045 Notes Cap, as applicable) and the denominator of which is the total number of Securities of such series that have been validly tendered prior to the Expiration Date. Because the calculation of the proration factor is subject to the Acceptance Priority Levels, the Aggregate Maximum Repurchase Amount and, in the case of the 2045 Notes, the 2045 Notes Cap, even if all Securities of a particular series are validly tendered, the proration factor is only determinable by reference to the number of Securities that are validly tendered at higher Acceptance Priority Levels. The table below illustrates the proration factor that would be applicable to each series of Securities and the maximum number of Securities of each series that could be accepted for purchase assuming the subscription levels of the Offers referenced in the table.

	Fully Subscribed	Fully Subscribed (excluding Series D Offer)	Fully Subscribed (excluding Series D Offer and Series E Offer)	Only 2045 Notes are tendered but all 2045 Notes are tendered
Series D Shares	Maximum number of shares: 350,000 Proration factor: 100.0%	N/A	N/A	N/A

Series E Shares	Maximum number of shares: 239,516 Proration factor: 24%	Maximum number of shares: 591,397 Proration factor: 59%	N/A	N/A

CICL Shares	N/A	N/A	Maximum number of shares: 569,948 Proration factor: 95%	N/A

2045 Notes	N/A	N/A	N/A	Maximum principal amount of Notes: $93.9 million Proration factor: 18.8%

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If the liquidation preference or principal amount, as applicable, of Securities returned to a holder as a result of proration would result in less than the minimum authorized denomination being returned to such holder, we reserve the right to accept or reject all or a portion of such holder’s validly tendered (and not withdrawn) Securities in our sole discretion, subject to applicable law. Accrued Dividends and Interest, if any, with respect to any Securities accepted for purchase in any of the Offers shall be paid up to, but not including, the date such Securities are purchased.

Any tendered Securities not accepted for purchase will be promptly credited to the holder through the applicable Covered Clearing System or otherwise returned to the holder without cost.

2045 Notes Offer

The Total Consideration offered per $1,000 principal amount of 2045 Notes validly tendered and accepted for purchase pursuant to the 2045 Notes Offer will be determined in the manner described in this Offer to Purchase by reference to the Fixed Spread specified on the front cover of this Offer to Purchase plus the Reference Yield based on the bid-side price of the Reference Security as quoted on the Reference Page at the Price Determination Date.

Holders of any 2045 Notes that are validly tendered at or prior to the Early Tender Date and that are accepted for purchase will receive the Total Consideration. The Total Consideration, as calculated using the Fixed Spread, includes the Early Tender Payment. Holders of the 2045 Notes that are validly tendered after the Early Tender Date but prior to or at the Expiration Date and that are accepted for purchase will receive the Tender Offer Consideration, which is the Total Consideration minus the Early Tender Payment of $50 per $1,000 principal amount.

The Early Tender Date is the last time and day for holders to tender 2045 Notes in order to be eligible to receive the Total Consideration. Unlike Securities tendered in the Equity Offers, 2045 Notes tendered in the 2045 Notes Offer may not be withdrawn subsequent to the Notes Withdrawal Deadline. In addition, since the results of the Equity Offers will not be known until the Expiration Date, which may be extended, holders who tender 2045 Notes at or prior to the Early Tender Date will not know whether their 2045 Notes will be accepted for purchase in the 2045 Notes Offer until the Expiration Date and will not be able to withdraw their 2045 Notes during the period between the Early Tender Date and the Expiration Date.

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Because the consideration applicable to the 2045 Notes Offer is based on a fixed spread pricing formula linked to the yield to maturity on the applicable Reference Security, the actual amount of consideration that may be received by a tendering holder pursuant to the 2045 Notes Offer will be affected by changes in such yield to maturity during the term of the 2045 Notes Offer prior to the Price Determination Date.

In the event of any dispute or controversy regarding the (i) Total Consideration or Tender Offer Consideration, (ii) Reference Yield or (iii) Repurchase Yield for 2045 Notes tendered and accepted for purchase pursuant to the 2045 Notes Offer, our determination shall be conclusive and binding, absent manifest error and provided, however, that our determination may be challenged in a court of competent jurisdicition.

Section 7. Conditions of the Offers.

Minimum Condition

The Offers are subject to a minimum tender condition of such amount of validly tendered Securities that would result in an aggregate purchase price of at least $100,000,000 (the “Minimum Condition”). There can be no assurance that Securities will be validly tendered (and not withdrawn) in an amount sufficient to satisfy the Minimum Condition.

Financing Condition

Our obligation to accept for purchase, and to pay for, Securities validly tendered pursuant to any of the Offers is subject to, and conditioned upon, our consummation of a fixed rate debt financing transaction resulting in gross proceeds of at least $500,000,000 (the “New Debt Financing”) subsequent to the date hereof and on or prior to the Payment Date, on terms and conditions reasonably satisfactory to us (the “Financing Condition”). There can be no assurance any such New Debt Financing will be available, and thus no assurance that the Financing Condition will be satisfied.

Sufficient Funds Condition

Our obligation to accept for purchase, and to pay for, Securities validly tendered pursuant to any of the Offers is subject to, and conditioned upon, funds being available pursuant to the Aggregate Maximum Repurchase Amount.  If the aggregate purchase price for the Securities at higher Acceptance Priority Levels is equal to or exceeds the Aggregate Maximum Repurchase Amount, the “Sufficient Funds Condition” will not be satisfied with respect to the Securities at a lower Acceptance Priority Level and no Securities at such Acceptance Priority Level will be accepted and the corresponding Offer will terminate upon expiration of such Offer.

General Conditions

Notwithstanding any other provision of an Offer, we will not be required to accept for payment, purchase or pay for any Securities tendered, and may terminate or amend an Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Securities tendered, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the applicable Offer or with acceptance for payment (in which case the “General Conditions” shall be deemed not to be satisfied):

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•	there shall have been threatened in writing, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of any of the Offers, the acquisition of some or all of the Securities under any of the Offers or otherwise relates in any manner to any of the Offers, any approval necessary to proceed with or consummate any of the Offers from any government or governmental, regulatory or administrative agency, authority or tribunal has not been obtained or in our reasonable judgment, will not be obtained, or there is, or in our reasonable judgment will be, a material adverse change in the capital treatment provided by any rating agency with respect to any of the Securities in connection with any of the Offers; or

•	there shall have been any action threatened in writing, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to any of the Offers or the Company, us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly:

▪	make the acceptance for payment of, or payment for, some or all of the Securities illegal or otherwise restrict or prohibit completion of any of the Offers; or

▪	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Securities.

The Minimum Condition, the General Conditions and the Financing Condition are for our sole benefit and may be waived by us, in whole or in part, at any time and from time to time, before the Expiration Date, in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time before the Expiration Date. Any determination or judgment by us concerning the events described above will be final and binding on all parties, provided, however, that our determination may be challenged in a court of competent jurisdiction.

Section 8. Historical Price Range of Securities.

The issuances of the Series E Shares and 2045 Notes were registered with the SEC, but the remaining series of Securities were not so registered with the SEC and are considered restricted securities under applicable law. None of the Securities (other than the 2045 Notes) have been listed on any securities exchange and there is no established trading market for the purchase or sale of any of the Series E Shares or CICL Shares.

The Series D Shares are traded on the OTC market under the trading symbol “XLGLF.” The OTC market is an inter-dealer quotation and trading system and only market makers can apply to quote securities on the OTC market. Trading in the Series D Shares on the OTC market has been limited and sporadic and the quotations set forth below are not necessarily indicative of actual market conditions. Further, these prices reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions. The last reported sale price of the Series D Shares as reported on the OTC market was $880.00 per share.

The following table sets forth the high and low last reported sale price information for the Series D Shares for the following fiscal quarters:

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	Series D Shares
	High		Low

First quarter 2015		$827.50		$817.50
Second quarter 2015		$847.50		$842.50
Third quarter 2015		$843.75		$797.50
Fourth quarter 2015	$	N/A	$	N/A
First quarter 2016	$	N/A	$	N/A
Second quarter 2016	$	N/A	$	N/A
Third quarter 2016	$	N/A	$	N/A
Fourth quarter 2016	$	N/A	$	N/A
First quarter 2017		$865.00		$795.00
Second quarter 2017 (through June 6, 2017)		$887.50		$865.00

The 2045 Notes are traded on the NYSE under the trading symbol “XL45.” On June 6, 2017, the closing price of the 2045 Notes as reported on the NYSE was 105.825%.

The following table sets forth the high and low last reported sale price information for the 2045 Notes for the following fiscal quarters:

	2045 Notes
	High	Low

First quarter 2015	101.800%	98.469%
Second quarter 2015	102.480%	92.222%
Third quarter 2015	98.584%	92.589%
Fourth quarter 2015	96.410%	93.443%
First quarter 2016	97.859%	94.211%
Second quarter 2016	104.556%	94.000%
Third quarter 2016	103.992%	96.662%
Fourth quarter 2016	100.567%	90.970%
First quarter 2017	101.168%	94.775%
Second quarter 2017 (through June 6, 2017)	106.094%	99.774%

Section 9. Source and Amount of Funds.

If the Offers are fully subscribed, we will pay the Aggregate Maximum Repurchase Amount, plus Accrued Dividends and Interest, if any, with respect to any Securities accepted for purchase in the Offers up to, but not including, the date such Securities are purchased. We intend to fund the consideration in the Offers, and the related fees and expenses, with cash on hand, including cash received in the New Debt Financing.

Section 10. Certain Information Concerning the Company.

Additional Information. The Company, of which we are a direct wholly-owned subsidiary, is subject to the information requirements of the Exchange Act, and, in accordance therewith, files annual, quarterly and current reports, proxy statements and other information relating to its business, financial condition and other matters. This information may be inspected at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the

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Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including the Company, that file electronically with the SEC. The address of the SEC’s Internet site is www.sec.gov.

Incorporation by Reference. We incorporate by reference into this Offer to Purchase the information the Company files with the SEC, which means that we disclose important information to you by referring to another document filed separately with the SEC. We incorporate by reference into this Offer to Purchase the documents listed below and any future filings made by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering described in this Offer to Purchase.

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 23, 2017;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 4, 2017;

•	Proxy Statement on Schedule 14A for the Annual General Meeting of Holders of Ordinary Shares of the Company held on May 19, 2017, filed on April 5, 2017; and

•	Current Reports on Form 8-K filed on January 9, 2017, February 22, 2017, March 1, 2017, April 4, 2017, May 22, 2017 and May 23, 2017.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC a tender offer statement on Schedule TO. Please note that the Schedule TO to which this Offer to Purchase relates does not permit forward “incorporation by reference.” If a material change occurs in the information set forth in this Offer to Purchase, we will amend the Schedule TO accordingly, and such amendments will be inclusive of updated periodic report filings made by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as applicable, as of the date of such amendment.

Any statement contained in a document incorporated or considered to be incorporated by reference in this Offer to Purchase shall be considered to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this Offer to Purchase. Nothing herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

We will provide to each person, including any beneficial owner, to whom this Offer to Purchase is delivered, at no cost upon his or her written or oral request, a copy of any of the documents that are incorporated by reference in this Offer to Purchase, other than exhibits to such documents that are not specifically incorporated by reference into this Offer to Purchase, and a copy of our constitutional documents. You may request such documents by contacting us at:

Investor Relations Department
XL Group Ltd
100 Washington Blvd., 6th Floor
Stamford, CT 06902
Telephone: (203) 964-5200
Email: investorinfo@xlgroup.com

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Section 11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Securities and Other Securities.

Based on our records and on information provided to us by our executive officers, directors, affiliates and subsidiaries, neither we nor any of our affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, have effected any transactions involving the Securities during the sixty (60) days prior to June 20, 2017.

As of June 7, 2017, neither we nor, to the best of our knowledge, any of our executive officers and directors or any associates or our majority-owned subsidiaries, beneficially owned any of the Securities, except that as of such date, the XL Group Ltd beneficially owned 5,000 Series D Shares and 500 Series E Shares, which will not be tendered in the Offers. XL Group Ltd’s address is O’Hara House, One Bermudiana Road, Hamilton, Bermuda, HM 08.

Except as otherwise described in this Offer to Purchase, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of the Offers or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer for the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Section 12. Effects of the Offers on the Market for Securities; Registration under the Exchange Act.

The Series D Shares are traded on OTC under the trading symbol “XLGLF” and the 2045 Notes are traded on the NYSE under the trading symbol “XL45.” Otherwise, the Securities are not publicly traded, listed on any exchange or quoted on any automated quotations system of a registered national securities association. There may be little or no liquidity for the Securities except pursuant to the terms of the applicable Offer. To the extent that any of the Securities are purchased pursuant to the applicable Offer, the amount of outstanding Securities will be reduced and the liquidity for the Securities may become even less. A reduced trading volume for the Securities may decrease the price and increase the volatility of the trading price of the Securities that remain outstanding following the completion of the applicable Offer.

The Company’s ordinary shares are publicly traded on the New York Stock Exchange and registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of its shareholders.

Section 13. Legal Matters; Regulatory Approvals; Certain Considerations.

Neither the Company nor we are aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of Securities as contemplated by the Offers or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supra-national, that would be required for our acquisition of Securities as contemplated by the applicable Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Securities tendered under any of the Offers pending the outcome of any such matter. There can be no assurance that

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any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business, results of operations and/or financial condition. Our obligations under each of the Offers to accept for payment and pay for Securities are subject to conditions. See Section 7.

In addition, before deciding whether to participate in any of the Offers, you should consider carefully, in addition to the other information contained in and incorporated by reference in this Offer to Purchase, the following:

We may not accept all of the Securities tendered in an Offer and it is possible that none of the Securities tendered in a particular Offer will be accepted for purchase.

The Offers are subject to the Aggregate Maximum Repurchase Amount, the Acceptance Priority Levels, the 2045 Notes Cap and proration. As a result, depending on the amount of Securities tendered in the Offers or in an individual Offer, we may not accept all of the Securities tendered in the Offers and it is possible that none of the Securities tendered in a particular Offer will be accepted for purchase. Any Securities not accepted will be returned to tendering holders promptly after expiration. See Section 1 and Section 5.

Holders of Securities that participate in an Offer are giving up their right to future dividend or interest payments on the Securities.

If you tender your Securities and such Securities are accepted for purchase in an Offer, you will be giving up your right to any future dividend or interest payments that are paid on the Securities.

The Securities may be acquired by the Company or us other than through the applicable Offer in the future.

From time to time in the future, to the extent permitted by applicable law, the Company or we may acquire Securities that remain outstanding, whether or not the applicable Offer is consummated, through tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to such Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or we may pursue.

We have not obtained a third-party determination that the applicable Offer is fair to holders of the Securities.

We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the Securities for purposes of negotiating any of the Offers or preparing a report concerning the fairness of any of the Offers. You must make your own independent decision regarding your participation in any of the Offers. None of us, the Dealer Managers or the Information Agent and Depositary makes any recommendation as to whether you should tender your Securities in any of the Offers.

Restrictions would apply to transfers of Securities tendered through Euroclear or Clearstream.

When considering whether to participate in any of the Offers, holders of Securities should take into account that restrictions on the transfer at Euroclear and Clearstream of Securities would apply, beginning at the time of submission of Tender Instructions. A holder of Securities will, on submitting a Tender Instruction through Euroclear or Clearstream, agree that its Securities will be blocked in the

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relevant account at Euroclear or Clearstream, as applicable, from the date the relevant Tender Instruction is submitted until the earlier of (i) the time the validly tendered and accepted relevant Securities are purchased and (ii) the Expiration Date of the applicable Offer or the date on which the tender of relevant Securities is withdrawn.

Section 14. U.S. Federal Income Tax Considerations.

The following is a discussion of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) who tender Securities in any of the Offers. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Regulations”), IRS pronouncements and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect. This discussion addresses holders whose Securities are held as capital assets within the meaning of the Code and does not deal with special situations, including those of dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, tax-exempt organizations, insurance companies, U.S. expatriates, persons liable for the alternative minimum tax, persons holding Securities as a part of a hedging, conversion or constructive sale transaction or a straddle, persons that will hold, directly, indirectly or constructively, 5% or more (by vote or value) of the Company’s equity or the equity of any of its subsidiaries or persons whose functional currency is not the U.S. dollar. This discussion does not address all aspects of U.S. federal income taxation and does not address the Medicare contribution tax on net investment income or U.S. federal estate or gift, foreign, state, local or other tax considerations that may be relevant to holders in light of their particular circumstances. There can be no assurance that the IRS or a court will not take a contrary position with respect to any U.S. federal income tax considerations described below. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN ANY OF THE OFFERS IN LIGHT OF THEIR PARTICULAR SITUATIONS. HOLDERS SUBJECT TO TAX IN A JURISDICTION OTHER THAN THE UNITED STATES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

As used herein, a U.S. Holder means a holder that is (i) a citizen or individual resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that (x) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all its substantial decisions or (y) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

If a partnership holds Securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Securities, you should consult your tax advisor.

The 2045 Notes Offer.

An exchange of the 2045 Notes for cash in the 2045 Notes Offer will generally be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a tendering U.S. Holder will generally recognize capital gain or loss equal to the difference, if any, between (i) the price paid by us for the 2045 Notes purchased in the 2045 Notes Offer (excluding cash attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously reported as

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income), and (ii) such holder’s adjusted basis in such 2045 Notes. A U.S. Holder’s adjusted tax basis in the 2045 Notes will generally be equal to the cost of such notes to such holder increased, if applicable, by any market discount (as described below) previously included in income by such holder with respect to such notes and decreased by any amortizable bond premium which such holder previously deducted with respect to such notes.

Subject to the market discount rules and the treatment of the Early Tender Premium described below, any capital gain or loss recognized will generally be long-term if the U.S. Holder’s holding period for the 2045 Notes at the time of the exchange exceeds one year and will generally be U.S. source gain or loss for U.S. foreign tax credit purposes. The deductibility of capital losses may be subject to limitations.

A U.S. Holder that acquired the 2045 Notes with market discount in excess of a statutory de minimis amount will generally be required to treat a portion of such gain as ordinary income (rather than capital gain) to the extent of the market discount accrued to the date the 2045 Notes are purchased pursuant to the 2045 Notes Offer, less any accrued market discount previously reported as ordinary income by reason of an election by the U.S. Holder to include market discount in income on a current basis. Market discount is generally the amount by which the principal amount of a note exceeds the U.S. Holder’s tax basis in such note immediately after its acquisition. U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of tendering the 2045 Notes for cash pursuant to the 2045 Notes Offer.

The U.S. federal income tax treatment of an Early Tender Premium is not entirely clear. We intend to treat the receipt of an Early Tender Premium by a U.S. Holder as additional sales proceeds received in exchange for the 2045 Notes (i.e., as part of the amount realized pursuant to the 2045 Notes Offer). This determination is binding on U.S. Holders, unless such holders disclose on their U.S. federal income tax return that they are treating the Early Tender Premium in a manner inconsistent with our classification. There can be no assurance that the IRS or a court will not take a contrary position with respect to the receipt of an Early Tender Premium. U.S. Holders are urged to consult their tax advisors regarding the tax treatment of Early Tender Premiums.

The Equity Offers.

The Series D Offer and the Series E Offer. Subject to the discussion below under “—Passive Foreign Investment Company Rules,” an exchange of the Series D Shares or Series E Shares (collectively, “Our Preferred Shares”) for cash in the applicable Equity Offer will generally be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a tendering U.S. Holder will, depending on such holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of Our Preferred Shares or as receiving a dividend distribution from us. Under Section 302(b) of the Code, a sale of Our Preferred Shares pursuant to any of the Equity Offers will generally be treated as a sale or exchange if the receipt of cash by a U.S. Holder: (a) results in a complete termination of such holder’s interest in us, (b) results in a substantially disproportionate redemption with respect to such holder (which will not apply because Our Preferred Shares are nonvoting), or (c) is not essentially equivalent to a dividend with respect to such holder (the “Section 302 Tests”). In determining whether any of the Section 302 Tests has been met, Our Preferred Shares actually owned, as well as shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, must generally be taken into account (including certain shares owned through corporations, shares that may be acquired through options that it owns or shares held by certain members of the U.S. Holder’s family). In addition, under certain circumstances it may be possible for a tendering U.S. Holder to satisfy one of the Section 302 Tests by contemporaneously selling or otherwise disposing of all or some of Our Preferred Shares that are actually or constructively owned by the U.S. Holder but that are not purchased pursuant to any of the Equity Offers. Alternatively, a U.S. Holder may fail to

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satisfy any of the Section 302 Tests because of contemporaneous acquisitions of Our Preferred Shares by the U.S. Holder or by a related party whose shares are constructively owned by the U.S. Holder. U.S. Holders should consult their tax advisors regarding the considerations of any such sales or acquisitions in their particular circumstances.

Complete Termination Test. The tender of Our Preferred Shares for cash pursuant to the applicable Equity Offer by a U.S. Holder will result in a “ complete termination” of the U.S. Holder’ s equity interest in us if all of Our Preferred Shares in us that are actually and constructively owned by such U.S. Holder are sold pursuant to the Equity Offers. If the Offers are prorated, Our Preferred Shares not purchased due to such proration must be taken into account in determining whether a “complete termination” has occurred. With respect to Our Preferred Shares owned by certain related individuals, a U.S. Holder may be entitled to and may waive, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by such holder. U.S. Holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

Not Essentially Equivalent to a Dividend Test. The tender of Our Preferred Shares for cash pursuant to the applicable Equity Offer will generally be treated as “not essentially equivalent to a dividend” with respect to a U.S. Holder if the reduction in such holder’s proportionate interest in Our Preferred Shares constitutes a “meaningful reduction” of such holder’s interest in us. The redemption of any amount of Our Preferred Shares represents a meaningful reduction of a U.S. Holder’s proportionate interest in us as long as such holder does not own (directly, indirectly or constructively) our stock of any other class. U.S. Holders should consult their tax advisors as to the application of this test in their particular circumstances.

We expect that U.S. Holders will generally qualify for exchange treatment under either the “not essentially equivalent to a dividend” or the “complete termination” tests in most circumstances. U.S. Holders that hold Our Preferred Shares and shares of the Company should consult their tax advisors regarding the applicability of the Section 302 Tests under their particular circumstances.

If any of the Section 302 Tests are met, a tendering U.S. Holder will generally recognize capital gain or loss equal to the difference, if any, between the price paid by us for Our Preferred Shares purchased in an Equity Offer and such holder’s adjusted basis in such shares. Any capital gain or loss will be long-term if the U.S. Holder held Our Preferred Shares for more than one year and will generally be U.S. source gain or loss for U.S. foreign tax credit purposes. Gain or loss is computed separately for separate blocks of Our Preferred Shares (shares acquired at different times or prices). The deductibility of capital losses may be subject to limitations.

If, contrary to expectation, none of the Section 302 Tests are met, amounts received by a U.S. Holder who sells Our Preferred Shares pursuant to any of the Equity Offers will be taxable to such holder as a dividend to the extent of such holder’s allocable share of our current or accumulated earnings and profits. To the extent that amounts received exceed a U.S. Holder’s allocable share of the current or accumulated earnings and profits for a taxable year, the distribution will first be treated as a return of capital, causing a reduction in the adjusted basis of Our Preferred Shares owned by such holder. Any amounts in excess of a U.S. Holder’s adjusted basis will be treated as amounts received in exchange and will be taxable as described above if one of the Section 302 Tests were met. Any remaining adjusted basis in Our Preferred Shares tendered to us by a U.S. Holder will be transferred to any of Our Preferred Shares still held by such holder after the applicable Equity Offer.

CICL Shares. Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a tender of the CICL Shares for cash will generally be a taxable transaction for U.S. federal

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income tax purposes. Unless Section 304 of the Code applies, as discussed below, a U.S. Holder’s tender of the CICL Shares for cash pursuant to the CICL Offer would generally be treated as a sale or exchange and such holder would generally recognize capital gain or loss equal to the difference, if any, between the price paid by us for in the CICL Offer and such holder’s adjusted basis in such shares. Any capital gain or loss will be long-term if the U.S. Holder held the CICL Shares for more than one year and will generally be U.S. source gain or loss for U.S. foreign tax credit purposes. Gain or loss is computed separately for separate blocks of the CICL Shares (shares acquired at different times or prices). The deductibility of capital losses may be subject to limitations.

If, however, a tendering holder (or a group of tendering holders) actually or constructively controls both Catlin-Bermuda before the consummation of the CICL Offer and us afterwards, Section 304 of the Code may treat the tender of the CICL Shares as a deemed redemption. In such case, whether the tender by a U.S. Holder that has (or is part of a group having) control would be treated as a sale or exchange or as a dividend distribution from us would depend on the application of the Section 302 Tests to such holder’s particular circumstances, as described above in “—Series D Shares or Series E Shares.” In determining whether any of the Section 302 Tests has been met, the CICL Shares actually owned, as well as shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in Section 318 of the Code (as modified by Section 304), must generally be taken into account (including certain shares owned through corporations, shares that may be acquired through options that it owns or shares held by certain members of the U.S. Holder’s family). U.S. Holders who do not own common shares of the Company would generally qualify for sale or exchange treatment under either the “not essentially equivalent to a dividend” or the “complete termination” tests.

Section 304 of the Code and the Regulations and guidance thereunder are complex and their application to the CICL Offer is uncertain. U.S. Holders that actually or constructively hold the CICL Shares and shares of the Company should consult their tax advisors regarding the applicability of Section 304 of the Code under their particular circumstances.

Passive Foreign Investment Company Rules. A non-U.S. corporation, such as Catlin-Bermuda or us, will be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. In addition, a non-U.S. corporation will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock. Although no explicit guidance is provided by the statutory language, we believe that under this look-through rule, each of Catlin-Bermuda and we would be deemed to own the assets and to have received the income of the insurance and investment subsidiaries that we each directly or indirectly own such that each of us would qualify for the insurance exception described below.

The PFIC rules provide that income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business” is not treated as passive income. Under this exception, income derived by a bona fide insurance company is generally not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect that, for the purposes of the PFIC rules, both Catlin-Bermuda and we will be predominantly engaged in an insurance business.

We believe that neither Catlin-Bermuda nor we were previously classified as PFICs and we do not expect that either company will be classified as a PFIC for the current taxable year. Nevertheless,

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because this determination is fundamentally factual in nature, we cannot generally determine until the close of the taxable year whether either company is a PFIC. We can provide no assurance that either company will not be a PFIC for 2017. If either Catlin-Bermuda or we (or both) were classified as a PFIC during any year in which a U.S. Holder owns Our Preferred Shares or the CICL Shares (collectively, the “Shares”), either or both companies will generally continue to be treated as PFICs for such holder in all succeeding years, regardless of whether either company continues to meet the income or asset tests described above. If Catlin-Bermuda or we are classified as PFICs in any year, adverse tax consequences could result for U.S. Holders of Shares.

If either Catlin-Bermuda or we are classified as a PFIC for any taxable year during which a U.S. Holder owns the Shares, and unless the U.S. Holder made a “mark-to-market” election (as described below), the U.S. Holder will generally be subject to special tax rules that have a generally penalizing effect, regardless of whether Catlin-Bermuda or we remain a PFIC, on any gain realized on the tender of Shares. Under the PFIC rules:

•	the gain would be allocated ratably over the U.S. Holder’s holding period for the Shares;

•	amounts allocated to the current taxable year and any taxable years in a U.S. Holder’s holding period prior to the first taxable year in which Catlin-Bermuda or we are classified as a PFIC would be taxable as ordinary income; and

•	amounts allocated to each of the other taxable years would be subject to tax at the highest tax rate in effect applicable to such U.S. Holder for that year, and such amounts would be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years.

Alternatively, if either Catlin-Bermuda or we were a PFIC and a U.S. Holder made a mark-to-market election with respect to the Shares, any gain such U.S. Holder recognizes on the tender of Shares for cash would be treated as ordinary income and any loss would be treated as ordinary loss, but such loss would only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

U.S. Holders should consult their tax advisors concerning the U.S. federal income tax consequences of tendering Shares for cash pursuant to the Equity Offers if either Catlin-Bermuda or us is classified as a PFIC.

THE DISCUSSION ABOVE IS A SUMMARY AND IS INCLUDED FOR GENERAL INFORMATION ONLY. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE APPLICABLE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Section 15. Accounting Treatment.

Upon consummation of the applicable Offer, the carrying value of the Series D Shares, Series E Shares and CICL Shares repurchased will be removed from the non-controlling interest in equity of consolidated subsidiaries line item of the balance sheet. The difference between the carrying value of the Series D Shares, Series E Shares and CICL Shares repurchased and the consideration transferred to the tendering shareholders, net of associated transaction costs, will be recorded in the non-controlling interests line of the income statement.

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Upon consummation of the 2045 Notes Offer, the carrying value of the 2045 Notes repurchased will be removed from the Notes payable and debt line item of the balance sheet. The difference between the carrying value of the 2045 Notes repurchased and the reacquisition price, net of associated transaction costs, will be recorded in the extinguishment of debt line of the income statement.

Section 16. Extension of the Offers; Termination; Amendment.

We expressly reserve the right, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which an Offer is open and thereby delay acceptance for payment of, and payment for, any Securities by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right to terminate any of the Offers and not accept for payment or pay for any Securities not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Securities upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination or postponement to the Depositary and making a public announcement of termination or postponement. Subject to compliance with applicable law, we further reserve the right, regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend any of the Offers in any respect, including, without limitation, by decreasing or increasing the consideration offered in any of the Offers to holders of Securities or by decreasing the number of Securities being sought in any of the Offers. Amendments to any of the Offers may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under any of the Offers will be disseminated promptly to holders of Securities in a manner reasonably designed to inform holders of Securities of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through PR Newswire.

If we materially change the terms of any of the Offers or the information concerning any of the Offers, including if we waive a material condition hereunder, we will extend the applicable Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act.

Section 17. Fees and Expenses.

We have retained Citigroup Global Markets Inc., Wells Fargo Securities, LLC and J.P. Morgan Securities LLC (other than the Series D Offer) to act as the Dealer Managers and Global Bondholder Services Corporation to act as the information agent and depositary in connection with each of the Offers. The Information Agent and Depositary may contact holders of Securities by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee holders of Securities to forward materials relating to any of the Offers to beneficial owners. The Dealer Managers and the Information Agent and Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with any of the Offers, including certain liabilities under the United States federal securities laws. The Dealer Managers or their affiliates have performed, and may in the future perform, investment banking, financial advisory and commercial services for us, for which they have received customary fees and reimbursements of expenses.

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No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the Information Agent and Depositary, as described above) for soliciting or recommending tenders of Securities under the applicable Offer. We recommend that investors who hold Securities through brokers, dealers, commercial banks, trust companies or other nominees to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if holders of Securities tender Securities through such brokers or banks and not directly to the Depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding any of the Offers and related materials to the beneficial owners of Securities held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or an agent of the Dealer Managers or the Information Agent and Depositary for purposes of any of the Offers. We will pay or cause to be paid all transfer taxes, if any, on its purchase of Securities, except as otherwise provided in this document.

Section 18. Miscellaneous.

We are not aware of any state where the Offeror is prohibited from making the Offers by applicable law. If we become aware of any jurisdiction where the making of any of the Offers or the acceptance of Securities pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law of a state, we will not make the applicable Offer to (nor will tenders be accepted from or on behalf of) the holders of Securities in that state. In any jurisdiction where the securities, blue sky or other laws require an Offer to be made by a licensed broker or dealer, that Offer shall be deemed to be made on behalf of us by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

The Company’s, XL-Cayman’s or Catlin-Bermuda’s respective Boards of Directors have not taken a position on whether the holders of Securities should tender their Securities in any of the Offers. None of the Company, XL-Cayman, Catlin-Bermuda, the Dealer Managers or the Information Agent and Depositary have authorized any person to give any information or to make any representation in connection with any of the Offers other than those contained in this Offer to Purchase. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by the Company, XL-Cayman, Catlin-Bermuda, the Dealer Managers or the Information Agent and Depositary.

June 20, 2017

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The Dealer Managers for the Series D Offer are:

Citigroup	Wells Fargo Securities

The Dealer Managers for the Series E, CICL and 2045 Notes Offers are:

Citigroup 388 Greenwich Street, 7th Floor New York, NY 10013 Attention: Liability Management Group U.S. Toll Free: (800) 558-3745 Call Collect: (212) 723-6106	J.P. Morgan 383 Madison Ave New York, NY 10179 Attention: Liability Management Group U.S. Toll Free: (866) 834-4666 Call Collect: (212) 834-3424	Wells Fargo Securities Duke Energy Center 550 South Tryon Street Charlotte, NC 28202 Attention: Liability Management Group U.S. Toll Free: (866) 309-6316 Call Collect: (704) 410-4760

Any required documents should be sent or delivered by each holder of Securities or that holder of Securities’ broker, dealer, commercial bank, trust company or nominee to the Information Agent and Depositary at one of its addresses set forth below.

The Depositary for the Offers is:

Global Bondholder Services Corporation

By facsimile:
(For Eligible Institutions only):
(212) 430-3775

Confirmation:
(212) 430-3774

By Mail: 65 Broadway—Suite 404 New York, NY 10006	By Overnight Courier: 65 Broadway—Suite 404 New York, NY 10006	By Hand: 65 Broadway—Suite 404 New York, NY 10006

Please contact the Dealer Managers with questions regarding the terms of the relevant Offers as specified herein at the contact information set forth above or the Information Agent with questions regarding how to tender and/or request additional copies of this Offer to Purchase or other documents related to any of the Offers at the contact information set forth below. Holders of Securities also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning any of the Offers. Please contact the Information Agent and Depositary to confirm delivery of Securities.

The Information Agent for the Offers is:

Global Bondholder Services Corporation

65 Broadway—Suite 404
New York, NY 10006
Banks and Brokers call: (212) 430-3774
Toll Free: (866) 470-4500

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